Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tidelands Bancshares, Inc. on Form S-1/A of our report dated February 26, 2010, on our audit of the consolidated financial statements of Tidelands Bancshares, Inc. for the year ended December 31, 2009, which appears in Tidelands Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Registration Statement.

Elliott Davis, PLLC

Charlotte, North Carolina

April 21, 2010